FOR IMMEDIATE RELEASE
May 31, 2011

For further information contact:
Lewis J. Critelli
President and Chief Executive Officer
Norwood Financial Corp.
(570) 253-1455

NORWOOD FINANCIAL CORP. COMPLETES ACQUISTION
OF NORTH PENN BANCORP, INC.

Honesdale, Pennsylvania, May 31, 2011 - Norwood Financial Corp.  (NASDAQ Global Market: NWFL) (“Norwood”), the holding company for Wayne Bank, announced today that that it has completed its acquisition of North Penn Bancorp, Inc. (“North Penn”) and its wholly-owned subsidiary, North Penn Bank.  North Penn Bank has been merged into Wayne Bank.  In connection with the merger, Kevin Lamont, a director of North Penn and North Penn Bank, has been added to the boards of directors of Norwood and Wayne Bank.  Under the previously announced terms of the merger, North Penn shareholders are receiving either $19.12 in cash or 0.6829 shares of Norwood common stock for each share of North Penn common stock held.  Based on the final election results, North Penn stockholders who elected to receive stock or made no election will receive stock.  North Penn stockholders who elected to receive cash will receive a combination of cash and stock.  Stockholders who have not previously surrendered their share certificates will receive information shortly on how to exchange their shares for the merger consideration.

As a result of the merger, Norwood will expand its existing footprint in Monroe County, Pennsylvania and extend its footprint into Lackawana County, Pennsylvania.  The combined company will have nearly $700 million in assets, 16 branches and improve its market position in Monroe County.  At March 31, 2011, North Penn had total assets of $165.7 million, deposits of $137.8 million and shareholders’ equity of $19.9 million.

“We are excited to announce the completion of the Merger and to welcome North Penn’s customers and employees to Wayne Bank.  We are especially pleased to welcome Kevin Lamont, the former Chairman of the Board of North Penn and North Penn Bank, to our boards of directors” said Lewis J. Critelli, President and Chief Executive Officer of Norwood.

“North Penn is proud to become part of the Norwood family. This transaction will provide expanded opportunities for our valued customers and dedicated employees,” stated Frederick L. Hickman, President and Chief Executive Officer of North Penn.

Boenning & Scattergood, Inc. acted as financial advisor to Norwood Financial Corp. and The Kafafian Group, Inc. acted as financial advisor to North Penn Bancorp, Inc.  Malizia Spidi & Fisch, PC served as legal counsel for Norwood Financial Corp., and Kilpatrick Townsend & Stockton LLP served as legal counsel for North Penn Bancorp, Inc.

About Norwood Financial Corp.

Headquartered in Honesdale, PA, Norwood Financial Corp. now operates 16 offices in Wayne, Pike, Monroe and Lackawana counties.  As of March 31, 2011, Norwood Financial Corp. had total assets of $530.9 million, total net loans receivable of $344.3 million, total deposits of $397.1 million and total stockholders’ equity of $68.6 million.  Norwood Financial Corp. stock trades on the NASDAQ Global Market under the trading symbol “NWFL”.

Forward Looking Statements

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, possible delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, and difficulties in integrating North Penn Bank into Wayne Bank, as well as factors discussed in documents filed by Norwood Financial Corp. with the SEC from time to time.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Norwood Financial Corp.